Exhibit 99.1

FOR IMMEDIATE RELEASE

Jerome Jessup To Leave Ann Taylor

New York, New York, January 10, 2005 – Ann Taylor Stores Corporation (NYSE: ANN) announced today that Jerome Jessup, Senior Executive Vice President, Merchandise and Design, resigned from the Company to pursue other interests.

Ann Taylor Chairman J. Patrick Spainhour said, “On behalf of the Board, I would like to thank Jerome for his service as Senior Executive Vice President, Merchandise and Design of the Ann Taylor division, and wish him well as he pursues new projects and interests. Until a replacement is found, Kay Krill, President of the Ann Taylor Stores Corporation, will oversee his areas of responsibility.”

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 740 stores in 45 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com and www.anntaylorloft.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547